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                                                                    EXHIBIT 99.1


                                      CONTACT:    Gerald B. Lichtenberger, Ph.D.
                                                  V.P. Business Development
                                                  Tel: (845) 365-0600


                              FOR IMMEDIATE RELEASE

         VISION-SCIENCES, INC. ANNOUNCES $3.5 MILLION PRIVATE PLACEMENT

Natick, Mass. - January 3, 2001 -- Vision-Sciences, Inc., (Nasdaq: VSCI) (the "Company") today announced that the Company has completed a $3,464,200 private equity placement with Mr. Katsumi Oneda, Chairman, CEO and President, Mr. Lewis Pell, Vice Chairman, Dr. Gerald B. Lichtenberger, Vice President of Business Development, Mr. Kenneth Anstey, a member of the Company's Board of Directors and a group of private investors. The Company sold an aggregate of 5,587,418 shares of common stock at a price of $0.62 per share, which represents 80% of the average closing price of the common stock during the five trading days ended December 11, 2000. In the offering, Mr. Oneda and Mr. Pell each purchased 1,612,903 shares, Dr. Lichtenberger purchased 81,000 shares, Mr. Anstey purchased 161,290 shares and the remaining investors purchased 2,119,322 shares. After this transaction, Mr. Oneda and Mr. Pell will own approximately 25.1% and 24.7%, respectively, of the outstanding shares of the common stock of the Company.

Mr. Oneda stated, "This investment will be used for working capital purposes, to upgrade the efficiency of our sheath manufacturing equipment and will also include the proposed financing of the Company's proportionate share of expected new developments at the Company's Israeli affiliate, 3DV Systems, Ltd., which we feel has demonstrated great progress and potential. Together, Mr. Pell and I have invested $14 million in the Company since 1995 in support of the Company's vision, and we continue our firm belief in that vision. Mr. Pell and I believe that the recent decline in the price of the Company's stock does not reflect the true value of the Company's assets, including its improving operations and its investments in Israeli-based technologies."

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products utilizing disposable sheaths (the EndoSheath-TM-) which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about the Company and its products can be found on the Internet at http://www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Future results may vary significantly based on a number of factors including, but not limited to, the Company's history of losses, the potential lack of third-party reimbursements for the Company's products, regulatory restrictions by the FDA and other regulatory agencies, the availability and cost of certain components and subassemblies purchased from third parties, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, the Company's ability to protects its intellectual property, potential exposure to product liability risks, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

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